Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-66720, 333-91179, 333-49802, 333-38996 and 333-98415) and Form S-3 (File Nos. 333-105446, 333-106309 and 333-122698) of Lionbridge Technologies, Inc. of our report dated February 28, 2005 relating to the financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in this Form 10-K.

PricewaterhouseCoopers LLP

Boston, Massachusetts

February 28, 2005